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                                                                    EXHIBIT 23.2

             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors
First Brands Corporation:

We consent to the use of our audit reports dated August 6, 1998, relating to the consolidated balance sheets of First Brands Corporation and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended June 30, 1998, and the related schedule, which audit reports appear in the June 30, 1998 annual report on Form 10-K of First Brands Corporation, and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

With respect to the proxy statement/prospectus, we acknowledge our awareness of the use therein of our report dated October 23, 1998 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such review report is not considered part of a registration statement prepared as certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                          KPMG PEAT MARWICK LLP

                                          /s/ KPMG PEAT MARWICK LLP

New York, New York

December 22, 1998